SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 30, 2003

Piedmont Natural Gas Company, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1915 Rexford Road, Charlotte, North Carolina	28211

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code   (704) 364-3120

(Former Name or Former Address, if Changed Since Last Report.)

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Item 2. Acquisition or Disposition of Assets

     Effective at the close of business on September 30, 2003, Piedmont Natural Gas Company, Inc. (Piedmont), purchased for $417.5 million in cash 100% of the common stock of North Carolina Natural Gas Corporation (NCNG), a natural gas distribution subsidiary of Progress Energy, Inc. (Progress). At the time of the purchase, NCNG served approximately 180,000 customers in eastern North Carolina, including approximately 56,000 customers served by four municipalities who were wholesale customers of NCNG. The purchase price for the NCNG common stock will be increased by the amount of NCNG’s working capital on the closing date. Based on a preliminary working capital schedule, the closing date working capital was approximately $32.4 million. NCNG was merged into Piedmont immediately following the purchase. The NCNG assets will continue to be used to provide natural gas service to NCNG’s customers.

     Also effective at the close of business on September 30, 2003, Piedmont purchased for $7.5 million in cash Progress’ equity interest in Eastern North Carolina Natural Gas Company (EasternNC) consisting of 50% of the outstanding common stock and 100% of the outstanding preferred stock of EasternNC. We are obligated to purchase additional authorized but unissued shares of such preferred stock for $14.4 million. EasternNC is a regulated utility that has a certificate of public convenience and necessity to provide natural gas service to 14 counties in eastern North Carolina.

     The acquisitions of NCNG and the equity interest in EasternNC were financed, in part, by the issuance of $450 million of commercial paper. The remainder of the purchase price was obtained from short-term borrowings under bank lines of credit.

     A copy of the Press Release issued on September 30, 2003, to announce the acquisitions is attached as Exhibit 99.1 to this Form 8-K.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

     The financial statements required by this item are not included in this initial report but will be filed not later than 60 days after the date this report is required to be filed.

(b) Pro Forma Financial Information.

     The pro forma financial information required by this item is not included in this initial report but will be filed not later than 60 days after the date this report is required to be filed.

(c) Exhibits.

     99.1   Press Release dated September 30, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.
(Registrant)

	By	/s/ Barry L. Guy

Barry L. Guy Vice President and Controller (Principal Accounting Officer)

Date October 9, 2003

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